UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2008

SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1740 Technology Drive, Suite 450

San Jose, CA 95110

(408) 570-9700

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Appointment of Vice President and General Manager for Sales Configuration Business Group. Effective January 14, 2008, the Board of Directors of Selectica, Inc. (the “Company”) appointed Michael Shaw, age 56, as the Company’s new Vice President and General Manager for its Sales Configuration Business Group. Mr. Shaw has over 25 years experience in the enterprise software industry. His most recent position within the software industry, which he held from 2001 to 2004, was Vice President, Sales-Strategic Accounts for Trilogy Software, Inc. In this position he was responsible for sales strategy and execution at approximately 40 top-tier accounts including IBM, Sun, Ford, Land’s End, Nissan, and HP. Prior to Trilogy, from 1997 through 2001, he held various senior sales management positions within Siebel Systems, Inc. Mr. Shaw has also held senior sales and general management positions with J.D. Edwards & Company, Inc., Computron Software, Inc., and Oracle Corporation. He began his software sales and sales management career at Management Sciences America (MSA) in 1980. Since 2004, Mr. Shaw served as President of Cole & Hartwick, Inc., a commercial real estate development company. Mr. Shaw has an MBA from the Graduate School of Business at the University of Chicago and a B.A. from Denison University.

In connection with Mr. Shaw’s appointment, he and the Company entered into a letter agreement (the “Offer Letter”). Under the Offer Letter, his annual base salary is $250,000. Mr. Shaw is eligible for a performance-based bonus with a target amount of $62,500 for fiscal year 2008. Mr. Shaw will receive options to purchase 150,000 shares of the Company’s Common Stock (the “Options”) with an exercise price equal to the closing price of the Company’s Common Stock on February 14, 2008. The Options become exercisable in equal monthly installments over the first 48 months of his employment, except that vesting in the first 12 installments is deferred until he completes one year of service. They become exercisable in full if the Company is subject to a change in control after Mr. Shaw completes 12 months of service. The Options also become exercisable in full if the Company is subject to a change in control during his first 12 months of service and if he is discharged without cause or resigns for good reason within 12 months after the change in control. The Options have a 10-year term, although they expire earlier if Mr. Shaw’s service terminates earlier. Pursuant to the Offer Letter, Mr. Shaw will also receive 75,000 restricted shares of the Company’s Common Stock. He will become vested in all of the restricted shares on the earliest trading day when the Company’s executive officers are permitted under applicable law and Company policy to purchase or sell shares of the Company’s Common Stock after the close of the second consecutive fiscal quarter for which the Company’s consolidated financial statements, as reported on a Form 10-K or Form 10-Q filed with the Securities and Exchange Commission, show that the Company earned net income. If the Company is subject to a change in control, Mr. Shaw will immediately become vested in 50% of the unvested shares. If he experiences an involuntary termination within 12 months following the change in control, he will become vested in the remaining unvested shares.

Mr. Shaw and the Company also entered into a Severance Agreement (the “Severance Agreement”). If the Company terminates his employment without cause or he resigns for good reason within 12 months after a change in control, and if he releases any claims that he may have against the Company, then he is entitled under the Severance Agreement to have his base salary and health insurance continued for 12 months. If the Company terminates Mr. Shaw’s employment without cause absent a change in control, and if he releases any claims that he may have against the Company, then he is entitled under the Severance Agreement to have his base salary and health insurance continued for six months.

A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

Exhibit 99.1	Press Release of Selectica, Inc., dated January 14, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.

DATE:	January 14, 2008	By:	/s/ Bill Roeschlein
Bill Roeschlein
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Exhibit

Exhibit 99.1	Press Release of Selectica, Inc., dated January 14, 2008.

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